Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made effective the 1st day of February, 2004 between REVETT SILVER COMPANY, a Montana Corporation with its principal office at 11115 E. Montgomery, Spokane Valley, Washington, herein referred to as the “Corporation”, and Carson J. Rife of Spokane, Washington, herein referred to as the “Employee” supersedes and replaces that Employment Agreement by and between the Corporation and Employee dated March 4, 2003.

In consideration of the mutual covenants and benefits as herein set forth, the parties hereto agree as follows:

SECTION ONE

EMPLOYMENT

The Corporation hereby employs the Employee as Vice President Operations and the Employee hereby accepts such employment and agrees to devote all of his efforts for the benefit of the Corporation and to faithfully, industriously, and to the best of his ability, experience and talents, perform all of his required and assigned duties. Employee shall perform his duties subject to the general supervision and pursuant to the orders, advice and direction of the President and the CEO.

SECTION TWO

TERM OF EMPLOYMENT

The primary term of employment under the Agreement shall be for a period of three (3) years commencing February 1, 2004, and ending midnight January 31, 2007, but shall continue from year-to-year thereafter unless terminated as hereinafter provided.

SECTION THREE

COMPENSATION

The Corporation shall pay Employee, and the Employee shall accept from the Corporation, compensation at the minimum rate of U.S. $120,000 per year, prorated and payable monthly or on such other basis as the parties may hereafter agree. Such minimum compensation may be adjusted for merit or other raises as from time to time determined by the President or CEO or any Committee thereof having such authority. Employee shall be entitled to vacation periods in line with the policies of the Corporation applicable to exempt employees, provided, however, that the Employee shall be entitled to a minimum paid vacation of four (4) weeks in any calendar year. If the Employee fails to use all vacation days in any calendar year, Employee shall be permitted to carry over those vacation days into the next two calendar years.

SECTION FOUR

OTHER BENEFITS

In addition to the compensation as provided in the previous Section Three hereof, the Corporation shall at its expense provide for Employee the following additional benefits:

1.                                       The use of a vehicle to be provided and maintained by the Corporation.

2.                                       Participation in all of the Corporation’s benefits, now or hereafter in effect, including medical, dental, vision, 401K plan, retirement plan, disability plan, bonuses and any and all other plans that may be made available to employees.

3.                                       Payment of dues in professional associations as may be required to maintain his membership in those associations and the privilege of attending appropriate seminars, conferences and education programs as may be necessary.

4.                                       Reimbursement for all expenses incurred in connection with the performance of services to the Corporation, including entertainment and travel and other expenses incident to the duties undertaken hereunder; provided, however, that such expenses shall be reasonable and necessary and that Employee shall submit bills and vouchers supporting all requests for reimbursements in accordance with the Corporation’s policies.

5.                                       An appropriate office, which office will be located in the vicinity of Spokane, Washington which it is agreed shall be the place of principal employment during the term of the Agreement.

SECTION FIVE

TERMINATION

The Agreement will terminate or may be terminated by any one of the following reasons:

1.                                       Voluntarily and without cause, subject to Sections Two and Six, upon at least one (1) months prior written notice of termination by Corporation to the Employee or by the Employee to the Corporation; or

2.                                       By the Corporation for cause as hereinafter defined in Section Ten; or

3.                                       Upon the Death or Disability of Employee.

4.                                       Upon a Change of Control.

5.                                       Upon Retirement.

SECTION SIX

SEVERANCE COMPENSATION

1.                                       Termination by Employee or by Corporation With Cause

If Employee voluntarily terminates his employment under the Agreement pursuant to Section Five (1) or if the employment of the Employee is terminated by the Corporation for cause, then all compensation and benefits as heretofore provided in Sections Three and Four shall terminate immediately upon the effective date of termination and no special severance compensation will be paid.

2.                                       Termination by Corporation Without Cause

If the Corporation terminates the Agreement for any reason except for cause as defined in Section Ten then upon the termination of the Employee’s employment under the Agreement, the Corporation shall pay an amount equal to eighteen (18) months’ salary. The amount shall be paid in one lump sum on the date the Employee’s services terminate. All employee benefits provided to the Employee shall be continued as if the Employee was still an employee of the Corporation, for a period of one (1) year from the date of termination or replacement of equal or better benefits from a new employer. In the event Employee has existing stock options, they will be honored in accordance with the terms of said options.

3.                                       Termination by Death or Disability

If Employee dies before his employment hereunder or is otherwise terminated, the Corporation shall immediately pay to his beneficiary (to be named in writing by the Employee on signing of the Agreement and confirmed if changed by him at any subsequent time, in writing, addressed to the secretary of the Corporation) an amount of compensation equal to twelve (12) months’ salary. If no named beneficiary survives him, the entire amount due him shall be paid to his estate. Said compensation shall be in addition to that payable from any insurance coverage providing for compensation upon Death or Disability. If Employee becomes disabled, he shall be entitled to receive an amount of compensation equal to twelve (12) month’s salary. “Disability” in the Agreement means a condition of physical or mental illness causing one to be totally incapable of performing full-time duties for a period longer than six months.

4.                                       Termination Following Change of Control

(a)                                  For purposes of the Agreement a Change in Control shall be deemed to have occurred if (A) any individual partnership, firm, entity, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities entitled to vote in the election of directors of the Corporation; or (B) as a result of or in connection with a contested election of directors, the persons who were directors of the Corporation before such election shall cease to constitute a majority of the Board.

(b)                                 Irrespective of any other provisions in the Agreement regarding termination, if any of the events described above constituting a Change in Control shall have occurred and upon the subsequent termination of Employee’s employment during the term of the Agreement, unless such termination is because of Employee’s Death, Disability or by the Corporation for cause or by Employee for other than “Good Reason,” Employee shall be entitled to and will receive no later than the fifth (5th) day following the date of termination a lump sum severance payment equal to three (3) times Employee’s current annual base salary. In addition, all benefits then applicable to Employee shall be continued for a period of twelve (12) months.

(c)                                  Employee shall be entitled to terminate his employment for Good Reason. For purposes of the Agreement, “Good Reason” means, without Employee’s express written consent, any of the following:

(i)            the assignment to Employee of any duties inconsistent with Employee’s position, or Employee’s removal from such position, or a substantial alteration in the nature or status of Employee’s responsibilities from those in effect immediately prior to the Change in Control;

(ii)           a reduction by the Corporation in Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time or a failure by the Corporation to increase Employee’s salary at a rate commensurate with that of other similarly employed employees of the Corporation;

(iii)          the relocation of the office of the Corporation where Employee is employed at the time of the Change in Control (the “CIC Location”) to a location more than fifty (50) miles away from the CIC Location or the Corporation’s requiring Employee to be based more than fifty (50) miles away from the CIC Location (except for required travel on the Corporation’s business to an extent substantially consistent with Employee’s business travel obligations just prior to the Change in Control);

(iv)          the failure by the Corporation to continue to provide Employee with benefits at least as favorable to those enjoyed by Employee under any of the Corporation’s life insurance, medical, health and accident, disability, deferred compensation, pension, if any, or savings plans in which Employee was participating at the time of the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the Change in Control, or the failure by the Corporation to provide Employee with the number of paid vacation days to which Employee is entitled on the basis of years of service with the Corporation in accordance with the Corporation’s normal vacation policy in effect at the time of the Change in Control;

(v)           the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement or if the business of the Corporation for which

Employee’s services are principally performed is sold at any time after a Change in Control, the purchaser of such business fails to agree to provide Employee with the same or a comparable position, duties, salary and benefits as provided to Employee by the Corporation immediately prior to the Change in Control;

SECTION SEVEN

NON-TRANSFERABILITY

This is a personal agreement. No Employee’s rights, benefits or interests hereunder may be subject to sale, anticipation, alienation, assignment, encumbrance, charge, pledge, hypothecation, transfer, or set-off in respect of any claim, debt or obligation or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any such action shall be null and void and of no effect.

SECTION EIGHT

CHOICE OF LAW

It is the intention of the parties hereto that the Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Washington, and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of the Agreement, the laws of the State of Washington, shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

SECTION NINE

BINDING EFFECT

The Agreement shall be binding upon and shall inure to the benefit of the Corporation and to its successors or assigns and to Employee and his personal representative, heirs, executors and administrators.

SECTION TEN

DEFINITION OF CAUSE

Cause to terminate the Employee’s employment shall mean (a) the willful and continued failure by the Employee to substantially perform his duties, after demand for substantial performance as delivered by the Corporation that specifically identifies the manner in which the Corporation believes the Employee has not substantially performed his duties, or (b) the willful engaging by the Employee of misconduct which is materially injurious to the Corporation, monetarily or otherwise, or (c) the willful violation by the Employee of the provisions of the Employment Agreement.

Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for cause unless there shall have been delivered to the Employee a copy of a notice of termination from the Corporation after reasonable written notice to the Employee and an opportunity for the Employee, together with counsel for the Employee, to be heard before the Board of Directors of the Corporation, accompanied by a resolution duly adopted by the Directors of the Corporation then in office, who find that in the good faith opinion of such directors, the Employee was guilty of conduct set forth above and shall set forth in particular detail the facts and circumstances claimed to provide a basis for termination of employment under the provisions so indicated.

SECTION ELEVEN

CONFIDENTIALITY

Employee agrees that except as required for the performance of his duties, obligations and responsibilities hereunder, he will not at any time during the term of the Agreement or thereafter divulge to any person, firm or corporation any Confidential Information received by him during the course of his employment and all such Confidential Information shall be kept confidential and deemed the property of the Corporation. For the purpose of the provision, Confidential Information means information known to the Employee as a consequence of his employment by the Corporation and not generally known in the industry in which the Corporation is engaged or otherwise available to third parties from sources unrelated to or controlled by the Corporation.

IN WITNESS WHEREOF, the parties have executed the Agreement at Spokane Valley, Washington on the day and year first above written.

REVETT SILVER COMPANY

	By:	/s/ William Orchow
Chief Executive Officer

EMPLOYEE:

	By:	/s/ Carson J. Rife
Name: Carson J. Rife
Address: 15920 N. Cirrus Ct
City, State: Spokane, WA
Zip Code: 99208
Telephone Number: (509) 465-8165
SS#: ###-##-####

NAMED BENEFICIARY:

Patti R. Rife